                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the combined financial statements of the Network & Storage Management Group included in the Registration Statement (Form S-1 No. 333-80851) and the related Prospectus of VERITAS Software Corporation for the registration of shares of its common stock to be issued in exchange for exchangeable shares of an indirect subsidiary.


                                          /s/ ERNST & YOUNG LLP

San Jose, California

August 9, 1999